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                                                                      EXHIBIT 12

                       JOHNSON & JOHNSON AND SUBSIDIARIES

       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                             (DOLLARS IN MILLIONS)

                                                              FISCAL YEAR ENDED
                                 ----------------------------------------------------------------------------
                                 JANUARY 1,     JANUARY 2,      JANUARY 3,      DECEMBER 29,     DECEMBER 30,
                                    1995           1994            1993             1991           1990(2)
                                 ----------     ----------     ------------     ------------     ------------
Determination of Earnings:
  Earnings Before Provision for
     Taxes on Income and
     Cumulative Effect of
     Accounting Changes........    $2,681          2,332           2,207            2,038            1,623
  Fixed Charges................       234            211             210              209              275
                                   ------          -----           -----            -----            -----
          Total Earnings as
            Defined............    $2,915          2,543           2,417            2,247            1,898
                                   ======          =====           =====            =====            =====
Fixed Charges and Other:
  Rents........................    $   92             85              86               80               74
  Interests....................       142            126             124              129              201
                                   ------          -----           -----            -----            -----
          Fixed Charges........       234            211             210              209              275
  Capitalized Interest.........        44             48              53               46               41
                                   ------          -----           -----            -----            -----
          Total Fixed Charges..    $  278            259             263              255              316
                                   ======          =====           =====            =====            =====
Ratio of Earnings to Fixed
  Charges......................     10.49           9.82            9.19             8.81             6.01
                                   ======          =====           =====            =====            =====

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(1) The ratio of earnings to fixed charges represents the historical ratio of the Company and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

(2) 1990 earnings include Latin America non-recurring charges of $140 million. Excluding the effect of these charges, the ratio of earnings to fixed charges would have been 7.15.

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